UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*

                            Tessco Technologies Inc.
- ---------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
- ---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    872386107
- ---------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 30, 2004
- ---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 872386-10-7                     13G
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1. NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sentry Investment Management, Inc.    39-1126714
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                                                                      (a) [X]
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (b) [ ]
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Wisconsin
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                     5. SOLE VOTING POWER NUMBER OF
     SHARES                 182,700 Shares
  BENEFICIALLY       --------------------------------------------------------
    OWNED BY         6.     SHARED VOTING POWER
      EACH
   REPORTING                0 Shares
     PERSON          --------------------------------------------------------
      WITH           7.     SOLE DISPOSITIVE POWER

                            182,700 Shares

                     8. SHARED DISPOSITIVE POWER

                            0 Shares
- ---------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         182,700 Shares
- ---------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [ ]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          %4.1
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12. TYPE OF REPORTING PERSON*

         IA
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
ITEM 1(A)   NAME OF ISSUER

Tessco Technologies Inc.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

11126 McCormick Rd
Hunt Valley, MD 21031

ITEM 2(A)   NAME OF PERSON FILING

Christopher Meadows

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

1800 North Point Dr
Stevens Point, WI 54481

ITEM 2(C)   CITIZENSHIP

United States

ITEM 2(D)   TITLE OF CLASS OF SECURITIES

Common

ITEM 2(E)   CUSIP NUMBER

872386107

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: Not applicable.

(a)   [ ] Broker or dealer registered under section 15 of the Act (15
          U.S.C. 78o).
(b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 73c).
(c)   [ ] Insurance company as defined in section 3(a)(19) of the Act
          (15 U.S.C. 78c).
(d) [X] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)   [ ] An investment adviser in accordance with Section
          13d-1(b)(1)(ii)(E).
(f)   [ ] An employee benefit plan or endowment fund in accordance with
          Section 240.13d 1(b)(1)(ii)(F).
(g)   [ ] A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G).
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4      OWNERSHIP

ITEM 4(A)   AMOUNT BENEFICIALLY OWNED

            182,700

ITEM 4(B)   PERCENT OF CLASS

             4.1%

ITEM 4(C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i) sole power to vote or to direct the vote:

                          182,700

            (ii) shared power to vote or to direct the vote:

                           0

            (iii) sole power to dispose or to direct the disposition of:

                          182,700

            (iv) shared power to dispose or to direct the disposition of:

                           0

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Instruction: Dissolution of a group requires a response to this item.

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Various other persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from sale of, the securities whose ownership is reported on this schedule. No one such other person's interest in such securities relates to more than five percent of the class.

Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10     CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 5, 2005

                                By:    s/ Christopher Meadows
                                Name:  Christopher Meadows
                                Title: Portfolio Manager, Equity